Exhibit 99.3

KOHLBERG CAPITAL CORPORATION (the “Company”)

STATEMENT REGARDING PREMIUMS PAID

The Company has paid premiums under its single insured bond for the period from November 22, 2007 through November 22, 2008.

KOHLBERG CAPITAL CORPORATION

Dated: December 14, 2006	By:	/S/ MICHAEL I. WIRTH
Michael I. Wirth
Chief Financial Officer